Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of InfoSpace, Inc. on Form S-8 of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, and Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, effective January 1, 2001, as discussed in Note 1 to the consolidated financial statements), appearing in the Annual Report on Form 10-K of InfoSpace, Inc. for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

June 18, 2004